Exhibit 99.1

Booking Holdings Agrees to Acquire HotelsCombined

Booking Holdings’ Global Metasearch Brand KAYAK to Oversee HotelsCombined

NORWALK, Conn., July 9, 2018 – Booking Holdings Inc. (NASDAQ: BKNG) announced today that it has entered into an agreement to acquire hotel metasearch site, HotelsCombined. Based in Sydney, Australia with a strong presence in APAC and thousands of active affiliates worldwide, HotelsCombined will report into Booking Holdings’ leading travel metasearch brand, KAYAK.

"HotelsCombined has built a strong brand with loyal consumers across APAC, and we believe the team will be a great addition to KAYAK to further expand our worldwide metasearch strategy," said Glenn Fogel, CEO of Booking Holdings.

"We've admired their execution for many years. I'm eager to work together to strengthen our capabilities and global network," said Steve Hafner, CEO of KAYAK.

HotelsCombined was founded in 2005. The acquisition has been approved by HotelsCombined's board of directors and stockholders and is expected to close later this year, subject to regulatory approval and satisfaction of closing conditions.

"We've always been inspired by the entrepreneurial culture of Booking Holdings brands and are excited to be joining the family." said Hichame Assi, CEO of HotelsCombined. "Operating under the KAYAK umbrella will strengthen our proposition to both customers and partners with greater scale, product breadth and innovation."

About Booking Holdings:

Booking Holdings Inc. (NASDAQ: BKNG) is the world leader in online travel and related services, provided to customers and local partners in over 220 countries through six primary brands: Booking.com, KAYAK, priceline.com, agoda.com, Rentalcars.com and OpenTable. The mission of Booking Holdings is to help people experience the world. For more information visit Bookingholdings.com.